     As filed with the Securities and Exchange Commission on March 30, 1999

                                                    Registration No. 33-________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               DCB FINANCIAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              Ohio                                                 31149837
  (State or Other Jurisdiction                                  (IRS Employer
of Incorporation or Organization)                            Identification No.)

                              41 N. SANDUSKY STREET
                              DELAWARE, OHIO 43015
                                 (740) 363-1133

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

MR. LARRY D. COBURN                                 COPIES OF COMMUNICATIONS TO:
PRESIDENT                                           EDWIN L. HERBERT, ESQ.
DCB FINANCIAL CORP.                                 WERNER & BLANK CO., L.P.A.
41 N. SANDUSKY                                      7205 W. CENTRAL AVENUE
DELAWARE, OH 43015                                  TOLEDO, OH 43617
(740) 363-1133                                      (419) 841-8051
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

                  Approximate date of commencement of proposed
                      sale of the securities to the public:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [X].

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ].

                                       CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
   Title of Each                            Proposed Maximum        Proposed Maximum
Class of Securities       Amount to          Offering Price        Aggregate Offering         Amount of
 to be Registered       be Registered         Per Share(1)               Price(1)          Registration Fee
-----------------       -------------       ----------------       ------------------      ----------------
Common Stock,
 no par value              100,000              $16.875                $1,687,500              $469.13
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee. The figure was calculated pursuant to Rule 457(c) using the average of the bid and asked price on March 26, 1999 (such date being within five business days prior to the date of filing the Registration Statement.)

Prospectus

DCB Financial Corp.
Dividend Reinvestment Plan and
Stock Purchase Plan
100,000 Shares of Common Stock, No Par Value

        DCB Financial Corp. (the "Company") is offering to its shareholders the opportunity to purchase shares of the Company's Common Stock, no par value (the "Common Stock"), by reinvesting dividends or by making optional cash investments under the DCB Financial Corp. Dividend Reinvestment and Stock Purchase Plan (the "Plan"). This prospectus describes the Plan and provides complete details on it as it is currently in effect. Eligible shareholders under the Plan may reinvest all or a portion of their cash dividends in shares of Common Stock as well as make optional cash investments of $100 or more per investment in Common Stock up to a total of $2,000 per calendar quarter. In addition, dividends on all shares acquired and held in the accounts of participants under the Plan will be automatically reinvested in additional shares of Common Stock.

        The Company's Common Stock is traded over the counter.

        The Administrator of the Plan will purchase shares of Common Stock for participants from the Company at a price equal to the midpoint (computed to three decimal places) between the highest asked and lowest asked price per share of Common Stock over the ten trading days immediately preceding the dividend payment date under the Plan on which purchases at that price are being made. No brokerage commissions, fees or service charges will be incurred by participants in connection with purchases of shares under the Plan or for participating in the Plan. The Administrator will charge participants the brokerage commissions for the sale of shares of Common Stock at the election of the participant upon termination of participation in the Plan.

        We suggest you keep this Prospectus for future reference.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March 30, 1999.

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----
AVAILABLE INFORMATION........................................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................3

THE COMPANY..................................................................4

USE OF PROCEEDS..............................................................4

THE PLAN.....................................................................4
        Purpose..............................................................4
        Administration.......................................................5
        Eligibility..........................................................6
        Participation by Shareholders........................................6
        Purchases............................................................7
        Dividends............................................................8
        Costs................................................................8
        Optional Cash Payments...............................................8
        Reports to Participants..............................................9
        Certificates for Shares..............................................9
        Withdrawal of Shares................................................10
        Termination of Participation in the Plan............................11
        General Information.................................................12

LEGAL OPINION...............................................................16

EXPERTS.....................................................................16

INDEMNIFICATION.............................................................16

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy the materials the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also find the Company's reports, proxy statements and other information filed with the SEC on the Internet at the SEC's website (http://www.sec.gov).

        The Company has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference and made a part hereof:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which contains audited financial statements for the fiscal year ended December 31, 1998.

        2. The description of the Common Stock contained in the Company's registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated in this Prospectus by reference (other than certain exhibits to documents incorporated by reference). Such requests should be directed to Don Blackburn, DCB Financial Corp. Dividend Reinvestment Plan, 41 N. Sandusky, Delaware, OH 43015.

                                   THE COMPANY

        The Company, a bank holding company registered under the Bank Holding Company Act of 1956, as amended, is headquartered in Delaware, Ohio. The Company provides commercial banking and related financial services including mortgage loan origination services from the 13 branches and offices of its bank subsidiary, Delaware Bank and Trust Company, in Ohio. The Company's principal executive offices are located at 41 N. Sandusky, Delaware, OH 43015, telephone
(740) 363-1133.

                                 USE OF PROCEEDS

        The Company has no basis for estimating the number of shares of Common Stock that will ultimately be sold by the Company pursuant to the Plan or the prices at which such shares will be sold. Any net proceeds received by the Company from the sale of shares under the Plan will be added to the Company's general funds and used for general corporate purposes, including, without limitation, investments in and advances to the Company's subsidiary bank. The amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds. Based upon the anticipated growth of the Company's subsidiary bank and the financial needs of the Company, management anticipates that the Company from time to time will engage in additional financings of a character and in amounts that have yet to be determined.

                                    THE PLAN

        The following is the description of the Plan.

                                     PURPOSE

1.      What is the purpose of the Plan?

        The Plan offers holders of Common Stock a systematic method of investing their cash dividends in Common Stock without the payment of any brokerage commission, service charge or other expense. Because the Common Stock will be purchased from the Company, the Plan will also provide the Company with the means of raising new capital.

2.      What are some of the advantages of the Plan?

        A participant in the Plan who authorizes reinvestment of dividends will have the following options:

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
        a. Dividend reinvestment on all shares owned of record or hereafter acquired of record.

        b. The shareholder will indicate the number of shares on which the shareholder wishes to have dividends reinvested. Such number of shares can be any number, up to and including the number of shares currently owned of record.

        c. Participants can avoid the inconvenience and expense of safekeeping certificates for shares credited to their Plan accounts since certificates for such shares will only be issued at the request of a participant or upon termination of participation. In addition, participants at no cost may deposit shares currently participating in the Plan and being held by them in certificate form with the Plan Administrator. This will relieve participants of the responsibility for loss, theft, or destruction of their certificates participating in the Plan. All shares held by the Plan Administrator must be participating in the Plan.

        d.      Periodic statements of account will simplify record keeping.

        e. Dividends on the designated shares will be reinvested in shares of Common Stock at market price (see Question 10). There are no brokerage commissions or service charges for purchases under the Plan. Full investment of funds is possible because the Plan permits fractions of shares, as well as full shares, to be purchased. A statement of account will be mailed to each participant following each payment of a dividend pursuant to the terms of the Plan.

                                 ADMINISTRATION

3.      Who administers the Plan for the participants?

        Delaware County Bank and Trust Company, the Company's wholly owned subsidiary (the "Administrator"), will administer the Plan, keep records, send statements of account to participants and perform other duties pertaining to the Plan. All shares held in the Plan will be held in book entry by or through the Administrator until a participant makes a written request for certificates of all or part of his or her shares (see Question 21). The Administrator acts as the transfer agent of the Company's common stock. All questions and correspondence concerning the Plan should be addressed to the Administrator as follows:

               Delaware County Bank and Trust Company
               Shareholder Relations
               41 N. Sandusky
               Delaware, OH  43015
               Phone: (614) 363-1133

        All shares in the Plan will be credited to the account of Participants, registered in the name of the Plan and held by the Administrator in book entry form.

                                   ELIGIBILITY

4.      Who is eligible to participate?

        All holders of record of shares of Common Stock of the Company are eligible to participate in the Plan. Before they may participate in the Plan, any beneficial owner of shares of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker or bank nominee) must either become shareholders of record by having their shares transferred into their names, or make appropriate arrangements with their broker or bank to participate in the Plan for the benefit of such shareholder. The Common Stock of the Company is Depository Trust Company (DTC) eligible under CUSIP number 233075100.

        You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Company to permit your participation.

                          PARTICIPATION BY SHAREHOLDERS

5.      How do shareholders participate?

        An eligible shareholder may join the Plan by completing and signing the Shareholder Authorization Form enclosed herewith and returning it to the Administrator. A Shareholder Authorization Form and a postage-paid return envelope may be obtained at any time by writing to Delaware County Bank and Trust Company, Shareholder Relations, 41 N. Sandusky, Delaware, Ohio 43015.

6.      When may an eligible shareholder join the Plan?

        An eligible shareholder may join the Plan at any time. If the Shareholder Authorization Form is received by the Administrator prior to the dividend record date (dividend record dates normally occur in January, April, July and October), the next dividend paid will be used pursuant to the Plan, to purchase shares of Common Stock. If the Shareholder Authorization Form is received after the dividend record date, that dividend will be paid in cash and participation in the Plan will begin with the subsequent cash dividend payment.

7.      What does the Shareholder Authorization Form provide?

        The Shareholder Authorization Form enrolls the participant in the Plan and it directs the Administrator to either reinvest all dividends or dividends on a designated number of shares of the Common Stock registered in the participant's name. The number of shares on which the shareholder may reinvest dividends may be any number of one or more, up to and including the number of shares currently owned of record.

8. Can shareholders participate with less than 100% of their cash dividends?

        Yes. Eligible shareholders have the option under the Plan to designate the number of shares to participate in the dividend reinvestment plan. Once the number of shares to participate has been selected, that number will remain in effect until the election is changed.

9.      Can shareholders change their election under the Plan?

        Yes. At any time, shareholders may change their election of the number of shares of Common Stock participating in the Dividend Reinvestment Plan. To do so, a new Shareholder Authorization Form must be completed and returned. The answer to Question 5 describes how to obtain a Shareholder Authorization Form and a return envelope. Any change of election concerning the reinvestment of dividends must be received by the Administrator at least one week prior to the dividend record date to be effective for that dividend.

                                    PURCHASES

10.     What will be the price of Common Stock purchased under the Plan?

        The price per share of Common Stock purchased under the Plan will be the midpoint, computed to three decimal places,between the highest asked and lowest asked price per share for transactions in the Common Stock over the ten business days immediately preceding the dividend payment date on which purchases of Common Stock at such price are being made.

11.     How are shares acquired under the Plan?

        Shares of Common Stock of the Company acquired by Participants in the Plan will be purchased from the Company.

12. How will the number of shares purchased for each participant be determined?

        The number of shares that will be purchased from a participant's dividend will depend on the amount of that dividend and the applicable purchase price of the Common Stock. The participant's account will be credited with the number of shares, including any fractional share (computed to the third decimal), that results from dividing the amount of dividends plus any optional cash payments to be invested by the applicable purchase price.

13.     When will purchases of Common Stock be made?

        The Administrator will purchase Common Stock for the Plan on each dividend payment date.

                                    DIVIDENDS

14.     Will dividends be paid on shares held in Plan accounts?

        Yes. Cash dividends on full shares and any fraction of a share credited to each Plan account will be reinvested automatically in full under the Plan in additional shares of Common Stock and credited to each account.

                                      COSTS

15. Are there any out-of-pocket expenses to a shareholder who participates in the Plan?

        No. All out-of-pocket costs and expenses associated with the operation of the Plan, including service charges, will be paid by the Company. However, a participant who withdraws from participation in the Plan and instructs the Administrator to sell the Common Stock then held in the Plan for his or her account will be responsible for his or her prorata share of applicable brokerage commissions, if any.

                             OPTIONAL CASH PAYMENTS

16.     May cash be added to purchase additional shares?

        Yes. Additional shares may be purchased with optional cash payments by participants in the Dividend Reinvestment Plan.

17.     When can optional cash payments be made?

        Optional cash payments received by the Administrator will be invested in additional shares concurrently with the dividend being reinvested. The Administrator will accept optional cash payments at anytime following a cash dividend record date and prior to such dividend's payment date. The Administrator will return to participants any optional cash payments which are not invested within thirty (30) days following such cash dividend's payable date. Optional cash payments received after the payable date for a dividend will be received too late to be invested with the proceeds received by the Administrator from such dividend and the optional cash payment will be returned to the participant. NO INTEREST WILL BE PAID ON ANY OPTIONAL CASH PAYMENT WHILE HELD BY THE ADMINISTRATOR.

18. What is the maximum aggregate amount of cash that can be invested through optional cash payments?

        Up to $2,000 per calendar quarter in optional cash payments can be invested in the Plan. Each optional cash payment must be at least $100. The same amounts of cash need not be sent each quarter, and there is no obligation to make an optional cash payment each quarter.

        In the case of a nominee who holds Common Stock for more than one beneficial owner, optional cash investments of more than $2,000 per quarter may be made provided such nominee certifies to the Administrator and the Company, accompanied by such documentation as the Company may require, that each beneficial owner is not making optional cash investments in excess of the quarterly limit.

        The Company reserves the right, in its sole discretion, to determine who is an owner for purposes of the foregoing restriction, and, without limitation, to determine whether optional cash payments by any particular owner aggregate more than $2,000 in any quarter. The Company may require evidence satisfactory to it in its sole discretion to demonstrate compliance with the $2,000 limitation.

19.     How can I make an optional cash payment to purchase additional shares?

        A participant can make an optional cash payment to purchase additional shares by returning the Authorization Form, completed for your optional cash investment, to the Administrator with a check or money order made payable to Delaware County Bank and Trust Company at the address in paragraph 3 above. PLEASE DO NOT SEND CASH. THE ADMINISTRATOR WILL PROVIDE AUTHORIZATION FORMS TO PARTICIPANTS UPON REQUEST.

                             REPORTS TO PARTICIPANTS

20.     What reports will be sent to participants in the Plan?

        A statement of account showing amounts invested, purchase prices, shares purchased, and other information for the year to date will be mailed quarterly to each participant as soon as practicable after each purchase of Common Stock, normally within 10 business days following such purchase. THESE STATEMENTS ARE A CONTINUING RECORD OF CURRENT ACTIVITY AND THE COST OF PURCHASES AND SHOULD BE RETAINED FOR TAX PURPOSES. A YEAR-END STATEMENT WILL ALSO BE MAILED.

        In addition, participants will receive copies of communications sent to all holders of the Company Common Stock, including the annual report to shareholders, any quarterly report provided to shareholders, a notice of the annual meeting of shareholders and proxy statements, and information for reporting dividend income for federal income tax purposes.

                             CERTIFICATES FOR SHARES

21. Will certificates be issued for shares of Common Stock purchased under the Plan?

        No certificate will be issued to a participant for shares of Common Stock credited to his or her Plan account unless he or she requests the Plan Administrator, in writing, to do so, or until the participant's account is terminated. Shares of Common Stock purchased through the Plan for a participant will be credited to the account of the participant, registered in the name of the Plan and held in book entry form. The number of shares

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
        credited to a participant's Plan account, as well as the number of shares of Common Stock on which dividends are being reinvested will be shown on the periodic statement of the participant's account.

        A participant may, at any time, request in writing that the Plan Administrator send the participant a certificate for all or part of the whole shares of Common Stock credited to his or her Plan account. Any remaining whole or fractional shares will continue to be credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

22.     In whose name will certificates be registered when issued?

        Accounts under the Plan will be maintained in the name in which participants' shares of Common Stock were registered at the time they enrolled in the Plan. Consequently, certificates for whole shares of Common Stock will be similarly registered when issued unless the participant requests issuance of the shares in a different name(s). If different registration of the shares is desired, the participant should call the Plan Administrator for transfer instructions (see Question 3).

23.     May shares in a Plan account be pledged?

        No. Shares of Common Stock credited to the Plan account may not be pledged or assigned, and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign such shares must request that a certificate for such shares be issued in his or her name.

                              WITHDRAWAL OF SHARES

24.     How does a participant withdraw shares from the Plan?

        A participant may withdraw all or a portion of the whole shares of Common Stock credited to his or her Plan account by notifying the Plan Administrator in writing (see Question 3), specifying the number of whole shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be issued to the participant at the earliest possible opportunity. In no case will certificates for fractional shares be issued. After a participant withdraws shares of Common Stock from his or her Plan account, cash dividends on such shares will continue to be reinvested in accordance with the instructions given by the participant on his or her most recently dated Authorization Form, so long as the participant remains the record holder of such shares and has not terminated his or her participation in the Plan.

25. Can a participant sell shares of Common Stock held in his or her Plan account?

        A participant may request that all or a portion of the shares of Common Stock held in his or her Plan account be sold by completing the "Sale of Shares" section at the bottom of his or her account statement or by writing a letter of instruction to the Plan Administrator

        (see Question 3). Any such request must be signed by a person named on the Plan account. Sale of shares of Common Stock held in a participant's Plan account does not terminate Plan participation if the participant remains the registered owner of at least one share of Common Stock, unless the participant specifically requests such termination. Sales will be executed within ten business days of receipt by the Plan Administrator of a duly executed request. Proceeds from the sale of shares of Common Stock will depend on, among other things, the market price of the Common Stock at the time the sale order is directed by the Plan Administrator. Such market price may vary significantly between the time the participant submits his or her request for sale of the shares and the time the sale order is directed by the Plan Administrator with a broker. There can be no guarantee that the shares of Common Stock will be sold at a specific price. The participant will receive a check for the proceeds of the sale, less any brokerage commission and any applicable transfer tax incurred.

26. What happens to any fractional share when a participant directs the Plan Administrator to sell or withdraw all shares from his or her Plan account?

        Any fractional share will be directed to be sold by the Plan Administrator and a cash payment made for the sale price thereof, less any brokerage commission and transfer tax incurred. The net proceeds of any fractional share, together with any proceeds from the sale of whole shares or a certificate for whole shares, as the case may be, will be mailed to the participant.

                    TERMINATION OF PARTICIPATION IN THE PLAN

27.     How does a participant terminate participation in the Plan?

        A participant may terminate his or her participation in the Plan at any time by notifying the Plan Administrator in writing (see Question 3). If notice of termination is received at least two weeks before the record date for a cash dividend, that dividend will be paid, in cash, to the participant; otherwise that dividend will be reinvested for the participant's Plan account. No terminations will be processed between a dividend record date and a dividend payment date. Any requests for termination of participation received during this period will be held until the shares purchased with the dividend are posted to the participant's account. Any optional cash payment which has been received by the Plan Administrator prior to receipt of notice to discontinue dividend reinvestment will be invested in accordance with the Plan unless return of the payment is requested in a written notice received by the Plan Administrator at least one week prior to the date when such cash payment is to be invested. Thereafter, the participant's participation in the Plan will be terminated, the Plan account will be closed, and all dividends on Common Stock held by the participant of record will be paid directly to that participant.

        Termination of dividend reinvestment will automatically terminate a participant's right to invest in additional shares of Common Stock by making optional cash payments.

28. What will participants receive when they terminate participation in the Plan?

        The Plan Administrator will send to a participant who has terminated participation in the Plan a certificate for the number of whole shares in his or her Plan account unless directed otherwise. Any fractional share will be sold and a cash payment will be made to the participant for the sale price thereof, less any brokerage commission and transfer tax incurred.

29.     May a former participant later rejoin in the Plan after termination?

        Yes. Any eligible shareholder of record may rejoin the Plan at any time by completing a new shareholder Authorization Form. However, the Company may reject any such Form from a previous participant on grounds of excessive termination and rejoining.

                               GENERAL INFORMATION

30. What happens when a participant sells or transfers all shares of Common Stock held in certificate form?

        If a participant disposes of all of the shares of Common Stock held in certificate form the Plan Administrator will continue to reinvest the dividends on all shares credited to that participant's Plan account, provided there is at least one full share of Common Stock in his or her Plan account.

31. What happens when a participant who is reinvesting dividends on all or a portion of the shares of Common Stock held in certificate form sells or transfers a portion of such shares?

        If a participant who is reinvesting cash dividends on all of the shares of Common Stock held in certificate form disposes of a portion of such shares, the Plan Administrator will continue to reinvest the dividends on the remainder of such shares and, of course, will continue to reinvest the dividends on the shares of Common Stock credited to the participant's Plan account.

        If a participant who is reinvesting cash dividends on a portion of the shares of Common Stock held in certificate form disposes of a portion of such shares, the Plan Administrator will continue to reinvest cash dividends on the remainder of such shares up to the number of shares of Common Stock authorized in the participant's most recently dated Authorization Form and will continue to reinvest the cash dividends on the shares credited to the participant's Plan account.

        For example, if a participant selected the partial dividend reinvestment option and authorized the Plan Administrator to reinvest the cash dividends paid on 50 shares of a total of 100 shares of Common Stock held in certificate form, and then the participant disposes of 25 shares of Common Stock, the Plan Administrator would continue to reinvest the cash dividends paid on 50 of the remaining 75 shares. If instead the participant disposed of 75 shares of Common Stock, the Plan Administrator would continue to reinvest the cash dividends paid on the remaining 25 shares of Common Stock.

32.     What happens if the Company declares a stock dividend or stock split?

        Shares of Common Stock distributed by the Company pursuant to a stock dividend or a stock split with respect to shares of Common Stock owned by the participant and held in certificate form will be issued in certificate form to the Participant, which additional shares will participate in the reinvestment of dividends if the option to reinvest on all shares was selected at the time of enrollment. (See Question 8). Shares of Common Stock issued pursuant to a stock split or stock dividend on shares held in the plan and allocated to the account of a participant, will be automatically added to such account and will automatically participate in the reinvestment of dividends.

33. How will a participant's shares held by the Plan Administrator be voted at shareholder's meetings?

        Each participant in the Plan will receive a voting authorization card on which to indicate how the shares held by the Plan Administrator in such participant's Plan account should be voted. The Plan Administrator will vote at any annual or special meeting of shareholders full shares of Common Stock held for each participant's account under the Plan in accordance with the directions provided by the participant to the Plan Administrator. Fractional interests will not be voted. In the event that a participant provides no direction to the Plan Administrator, shares held by the Plan Administrator for that participant under the Plan will not be voted. If a participant also holds shares of Common Stock registered in his or her own name, such participant will receive a separate proxy card for those shares in connection with any meeting of shareholders.

34. What is the responsibility of the Company and the Plan Administrator under the Plan?

        In administering the Plan, the Company and the Plan Administrator will not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant's Plan account upon such participant's death or adjudicated incompetency prior to receipt of notice in writing of such death or incompetency, or any claim with respect to the timing or price of any purchase or sale.

        PARTICIPANTS MUST RECOGNIZE THAT NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN ASSURE THEM OF A PROFIT OR PROTECT THEM AGAINST A LOSS ON SHARES PURCHASED OR SOLD UNDER THE PLAN.

        The Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors in light of the Company's earnings, financial condition and other factors.

35.     May the Plan be changed or discontinued?

        Although the Company intends to continue the Plan in the future, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Written notice of any such amendment, suspension, modification or termination will be sent by the Company to participants, but the absence of notification will not affect the effectiveness of the amendment, suspension, termination or modification.

        If the Company terminates the Plan for the purpose of establishing another dividend reinvestment and Common Stock purchase plan, participants in the Plan will, if the Company so elects, be enrolled automatically in such other plan and shares credited to their Plan accounts will be credited automatically under such other plan unless notice to the contrary is received.

        The Company also reserves the right to terminate any shareholder's participation in the Plan at any time.

36.     How is the Plan to be interpreted?

        The Plan, the Shareholder Authorization Form, and the participants' Plan accounts shall be governed by and construed in accordance with the laws of the State of Ohio and applicable state and federal securities laws, and cannot be modified orally. Any question of interpretation arising under the Plan will be determined by the Company and any such interpretation will be final.

        The Company may adopt rules and regulations for the administration of the Plan.

37.     What is sufficient notice to a participant?

        Any notice or certificate which is to be given by the Plan Administrator to a participant shall be in writing and shall be deemed to have been sufficiently given for all purposes when deposited, postage prepaid, in the United States mail, addressed to the participant at the participant's address as it shall last appear on the Plan
        Administrator's records.

38.     Can successor Plan Administrators be named?

        The Company may from time to time designate a successor Plan Administrator under the Plan.

39.     What are the income tax consequences of participation in the Plan?

        The following summary sets forth the general federal income tax consequences for an individual participating in the Plan. This discussion is not, however, intended to be an exhaustive treatment of such tax considerations. Future legislative changes or changes in administrative or judicial interpretations, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among participants in the Plan, each participant is urged to consult his or her own tax advisor to determine the particular tax consequences (including state income tax consequences) that may result from participation in and the subsequent disposal of shares purchased under the Plan.

        In general, participants reinvesting dividends under the Plan have the same federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent the Company has earnings and profits. This treatment applies with respect to both the shares of Common Stock held of record by such participants and such participants' Plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of Common Stock under the Plan.

        Shares or any fractional interest thereof of Common Stock purchased from the Company with reinvested dividends will have a tax basis equal to the amount of such reinvested dividends. The shares or any fractional interest thereof will have a holding period beginning on the day following the purchase date.

        Shares or any fractional interest thereof purchased with optional cash investments will have a tax basis equal to the amount of such payments. The holding period for such shares or fractional interest thereof will begin on the day following the purchase date.

        Participants will not recognize any taxable income when they receive certificates for whole shares credited to their account, either upon their request for such certificates or upon withdrawal from or termination of the Plan. However, participants will recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by the participants after withdrawal from or termination of the Plan. Participants will also recognize gain or loss when they receive cash payments for fractional interests in shares credited to their account upon withdrawal from or termination of the Plan. The amount of gain or loss will be the difference between the amount a participant receives for his or her whole shares or fractional interests and the tax basis for such shares. Provided that the shares are capital assets in the hands of the participant, the gain or loss will be a capital gain or loss, and will be long-term or short-term depending on the holding period.

        If a participant is a foreign shareholder whose dividends are subject to United States income tax withholding, or a participating domestic shareholder subject to backup withholding, the tax required to be withheld will be deducted from the amount of cash dividends reinvested. Since such withholding tax applies also to a dividend on shares credited to the participant's Plan account, only the net dividend on such shares will be applied to the purchase of additional shares of Common Stock. The Company cannot refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.

                                  LEGAL OPINION

        A legal opinion to the effect that the shares of Common Stock offered hereby have been duly authorized and, upon issuance in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable, has been rendered by Werner & Blank Co., L.P.A.

                                     EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Crowe, Chizek and Company LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

        Under the Company's Articles of Incorporation, as amended, directors and officers of the Company are entitled to be indemnified to the fullest extent permitted by law in connection with actual or threatened lawsuits or proceedings arising out of their service to the Company or to another organization at the request of the Company. With respect to indemnification of directors, officers and controlling persons of the Company for liabilities arising under the Securities Act of 1933, the Company has been informed that, in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in that Act and is therefore, unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following is an itemized statement of expenses (all but the registration fee are estimates) of the Registrant in connection with the issuance and sale of the shares of Common Stock being registered.

               Registration fee                            $    469.13
               Printing                                    $ 10,000.00
               Blue Sky fees and expenses                  $  2,000.00
               Legal fees and expenses                     $ 15,000.00
               Accounting fees and expenses                $  1,000.00
               Miscellaneous                               $  1,000.00

               TOTAL                                       $ 29,469.13

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Chapter 17 of the Ohio General Corporation Law provides that Ohio corporations may indemnify an individual made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation, against liability incurred in the proceeding if the person: (i) acted in good faith and (ii) the individual believes his conduct was in the corporation's best interest or was not opposed to the corporation's best interest.

        Chapter 17 further provides that a corporation shall indemnify an individual who was fully successful on the merits or otherwise in any proceeding to which the director, officer, employee or agent was a party because the individual was or is a director, officer, employee or agent of the corporation, for reasonable expenses incurred by the director in connection with the proceeding. Chapter 17 also provides that a corporation may purchase and maintain insurance on behalf of the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employer or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprises, against liability asserted against or incurred by the individual in that capacity or arising from the individual status as a director, officer, employee, or agent.

        Registrant maintains a directors' and officers' liability insurance policy, including reimbursement of Registrant, for the purpose of providing indemnification to its directors and officers in the event of such a threatened, pending or completed action.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        See the Index to Exhibits of this Registration Statement on Form S-3.


ITEM 17.  UNDERTAKINGS.

        (a)    The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delaware, State of Ohio, this 17th day of March, 1999.

                                      DCB Financial Corp.

                                        /s/ Larry D. Coburn
                                      -------------------------------------
                                      Larry D. Coburn
                                      President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                             Title                        Date
          ---------                             -----                        ----
  /s/ Larry D. Coburn
-----------------------------
Larry D. Coburn                   President, Chief Executive Officer     March 16, 1999
                                  and Director (Principal Executive
                                  Officer)

  /s/ Douglas A. Lockwood
-----------------------------
Douglas A. Lockwood               Acting Controller                      March 17, 1999
                                  (Principal Accounting Officer)

  /s/ C. William Bonner
-----------------------------
C. William Bonner                 Director                               March 16, 1999

  /s/ Jerome J. Harmeyer
-----------------------------
Jerome J. Harmeyer                Director                               March 16, 1999

  /s/ Rodney B. Hurl
-----------------------------
Rodney B. Hurl                    Director                               March 16, 1999

  /s/ G. Edwin Johnson
-----------------------------
G. Edwin Johnson                  Director                               March 16, 1999

  /s/ Merrill L. Kaufman
-----------------------------
Merrill L. Kaufman                Director                               March 16, 1999

                       [SIGNATURES CONTINUED ON NEXT PAGE]

  /s/ Terry M. Kramer
-----------------------------
Terry M. Kramer                   Director                               March 16, 1999

  /s/ Vickie J. Lewis
-----------------------------
Vickie J. Lewis                   Director                               March 16, 1999

  /s/ William R. Oberfield
-----------------------------
William R. Oberfield              Director                               March 16, 1999

  /s/ G. William Parker
-----------------------------
G. William Parker                 Director                               March 16, 1999

  /s/ Thomas T. Porter
-----------------------------
Thomas T. Porter                  Director                               March 16, 1999

  /s/ Edward Powers
-----------------------------
Edward Powers                     Director                               March 16, 1999

  /s/ Gary M. Skinner
-----------------------------
Gary M. Skinner                   Director                               March 16, 1999

                                  EXHIBIT INDEX
                                                                   Sequentially
Exhibit No.                        Exhibit                        Numbered Pages
-----------                        -------                        --------------
     4         Shareholder Authorization Form for use in               II - 6
               connection with the DCB Financial Corp. Dividend
               Reinvestment and Stock Purchase Plan

     5         Opinion of Werner & Blank Co., L.P.A. as to             II - 8
               validity of securities registered

    23.1       Consent of Crowe, Chizek and Company LLP,              II - 11
               independent auditors for the Registrant

    23.2       Consent of Werner & Blank Co., L.P.A., regarding          *
               opinion (contained in Exhibit 5)